                                                                    Exhibit 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

                           WYNDHAM INTERNATIONAL, INC.
                                 (in thousands)

                                           Year           Year          Year            Year              Year
                                           Ended         Ended          Ended           Ended             Ended
                                         12/31/01      12/31/00       12/31/99        12/31/98          12/31/97
                                         --------      --------       --------        --------          --------
 Earnings:
   Income (loss) before income taxes,
     mi, ea,ac                            (213,116)      (523,014)      (491,335)        (112,508)          $  4,142
   Add back: fixed charges                 312,377        375,025        360,137          272,215             53,093
                                        -----------   ------------  -------------  ---------------  -----------------
                                          $ 99,261      $(147,989)    $ (131,198)       $ 159,707           $ 57,235
                                        ===========   ============  =============  ===============  =================
 Fixed Charges:
   Interest expense, including
     amort of DLC                          308,525        371,855        353,227          260,103           $ 50,531
    Capitalized interest                     3,852          3,170          6,910           12,112              2,562
                                        -----------   ------------  -------------  ---------------  -----------------
                                         $ 312,377      $ 375,025      $ 360,137        $ 272,215           $ 53,093
                                        ===========   ============  =============  ===============  =================
 Ratio:                                       0.32          (0.39)         (0.36)            0.59               1.08
                                        ===========   ============  =============  ===============  =================
Deficiency of earnings to fixed ratio    $ 213,116      $ 523,014      $ 491,335        $ 112,508
                                              1.00           1.00           1.00             1.00